Lesaka Reports First Quarter 2023 Results

JOHANNESBURG, November 8, 2022 - Lesaka Technologies, Inc. (Nasdaq: LSAK; JSE: LSK) today released results for the first quarter ended September 30, 2022 ("Q1 2023").

Highlights:

Our revenue for Q1 2023 exceeds the upper end of our Q1 2023 guidance provided (on constant currency basis) and Segment Adjusted EBITDA is at the upper end of our Q1 2023 guidance provided. The Connect acquisition outperformance continues and we remain on track to achieve Consumer break-even.

Performance for Q1 2023

  Revenue of $124.8 million (ZAR 2.1 billion)1 in Q1 2023, compared to $34.5 million (ZAR 504 million)1 for the quarter ended September 30, 2021 (“Q1 2022”), increase driven by the inclusion of Connect for the full fiscal quarter.
  Segment Adjusted EBITDA for Q1 2023 improved to income of ZAR 111 million ($6.5 million) compared to a loss of ZAR 106 million ($7.3 million) in Q1 2022.
  Our operating loss of $4.7 million (ZAR 80 million)1 in Q1 2023 improved significantly from an operating loss of $11.2 million (ZAR 164 million)1 for Q1 2022.
  In our Merchant business, we continue to build a leading position in a growing and underserved market. Merchant Segment Adjusted EBITDA for Q1 2023 increased to ZAR 135 million ($7.9 million) compared to ZAR 28 million ($1.9 million) in Q1 2022 predominantly attributable to the inclusion of Connect. The Connect acquisition outperformance continues and the strong underlying fundamentals that underpin this business remain unchanged.
  The good progress in transforming our Consumer business continues, with Consumer Segment Adjusted EBITDA for Q1 2023 improving to a loss of ZAR 24 million ($1.4 million) compared to a ZAR 137 million ($9.4 million) loss in Q1 2022.
  Along with the significant progress in right-sizing our Consumer cost base, the active Consumer account base grew by 13% compared to Q1 2022, while transaction volumes and revenues improved.
    Revenue in our Consumer business increased to ZAR 257 million ($15 million) in Q1 2023 compared to ZAR 244 million ($16 million) in the sequential quarter, or Q4 2022, and ZAR 251 million ($17 million) in Q1 2022.
    Cost optimization initiatives and restructuring the operations of our Consumer business in 2022 translated into actual cost saving of approximately ZAR 112 million ($6.5 million) in Q1 2023. Rightsizing of teams and operational changes related to branch closures to shift from traditional bricks and mortar continues.
  Importantly, we believe that we remain on track to achieve Consumer break-even by quarter end December 31, 2022 (“Q2 2023”), as previously guided.
  We have commenced renegotiation of our lending facilities, to introduce greater flexibility and further increase liquidity for treasury management.

"Our first quarter results demonstrate that Lesaka has progressed well in its journey of transitioning into a leading and profitable Financial Technology company, a plan that commenced in earnest in Q2 of fiscal 2022. The strategic actions previously communicated have translated into strong financial performance for the quarter compared to Q1 2022. Strong revenue growth and improved profitability sets the tone for what is to come, Lesaka is well-positioned for growth.  Importantly, in Q4 2022, we were able to provide guidance for the first time since Lesaka's transformation began, and we delivered results at the upper end of our guidance on a constant currency basis in Q1 2023. Our principal focus continues to be growing our significantly expanded Merchant business while also reaching breakeven in the Consumer business by the end of Q2 2023," said Chris Meyer, Lesaka Group CEO.

1. The ZAR weakened 17% against the U.S. dollar during Q1 2023 if compared to Q1 2022, and 10% compared to the prior quarter being Q4 2022. Translated at the average exchange rate of ZAR 17.13 to $1 for Q1 2023, ZAR14.61 to $1 for Q1 2022 and ZAR 15.56 to $1 for Q4 2022.

Summary Financial Metrics

Three months ended

	Three months ended
	Sep 30, 2022	Sep 30, 2021	Jun 30, 2022	Q1 '23 vs Q1 '22		Q1 '23 vs Q4 '22		Q1 '23 vs Q1 '22		Q1 '23 vs Q4 '22
(All figures in USD '000s except per share data)	USD '000's (except per share data)			% change in USD				% change in ZAR
Revenue	124,786	34,504	121,789	262%		2%		324%		13%

GAAP operating loss	(4,671)	(11,225)	(10,122)	(58%	)	(54%	)	(51%	)	(49%	)

Normalized EBITDA (loss)(1)	3,387	(9,778)	2,588	nm		31%		nm		44%

GAAP loss per share ($)	(0.17)	(0.23)	(0.25)	(25%	)	(30%)		(12%	)	(23%	)

Fundamental loss per share ($)(1)	(0.08)	(0.22)	(0.09)	(64%	)	(11%	)	(57%	)	(2%	)

Fully-diluted weighted average shares ('000's)	62,445	56,809	61,619	10%		1%		n/a		n/a

Average period USD / ZAR exchange rate	17.13	14.61	15.56	17%		10%		n/a		n/a

(1) Normalized EBITDA (loss), fundamental loss and fundamental loss per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Operating income before depreciation and amortization and Normalized EBITDA, and —Fundamental net (loss) income and fundamental (loss) earnings per share.” See Attachment B for a reconciliation of GAAP operating loss to EBITDA loss and Normalized EBITDA loss, and GAAP net loss to fundamental net loss and loss per share.

Factors impacting comparability of our Q1 2023 and Q1 2022 results

• Higher revenue: Our revenues increased 324% in ZAR, primarily due to the contribution from Connect and a moderate increase in Consumer account fees, lending and insurance revenues, which was partially offset by a decrease in Merchant hardware sales due to shipping delays;

• Lower operating losses: Operating losses decreased, delivering an improvement of 51% in ZAR compared with the prior period primarily due to the contribution from Connect, and the implementation of various cost reduction initiatives in our Consumer business, which was partially offset by an increase in acquisition related intangible asset amortization;

• Higher net interest charge: The net interest charge increased to $3.6 million (ZAR 62.0 million) from $0.4 million (ZAR 6.0 million) due to the additional borrowings incurred in order to fund the acquisition of Connect as well as the debt within the Connect business itself; and

• Foreign exchange movements: The U.S. dollar was 17% stronger against the ZAR during the first quarter of fiscal 2023, which impacted our reported results.

Results of Operations by Segment and Liquidity

Consumer

Segment revenue was $15.0 million in Q1 2023, up  2% compared with Q1 2022, and up  5% compared with Q4 2022 on a constant currency basis. Segment revenue increased primarily due to higher lending and insurance revenues and higher account holder fees, though this was partially offset by lower ATM transaction fees. The cost reduction initiatives we initiated in fiscal 2022 delivered a significant reduction in our Consumer segment’s operating expenses which resulted in a significantly lower EBITDA loss compared with fiscal 2022. Specifically, expenses associated with operating a mobile distribution network were discontinued in early fiscal 2022, and we have streamlined our fixed distribution network through reductions in certain expenses including employee-related costs, security, guarding and premises costs. Our EBITDA loss margin (calculated as EBITDA loss divided by revenue) for Q1 2023 and 2022 was  (9.3%) and  (54.5%), respectively

Merchant

Segment revenue was $109.4 million in Q1 2023, up  651% compared with Q1 2022 and up  14% compared to Q4 2022 on a constant currency basis. Segment revenue increased sixfold due to the inclusion of Connect which was partially offset by a decrease in hardware sales due to shipping delays. The increase in segment EBITDA is primarily due to the inclusion of Connect, which was partially offset by higher employee-related expenses. Connect records a significant proportion of its airtime sales in revenue and cost of sales, while only earning a relatively small margin. This significantly depresses the EBITDA margins shown by the business. Our EBITDA margin for Q1 2023 and 2022 was  7.2% and  11.3%, respectively.

Other

In ZAR, segment revenue increased modestly primarily due to an increase in hardware sales. EBITDA decreased as a result of an allowance for doubtful debts created as well as inflationary increases in staff and other operating costs, which were at a higher percentage increase than the increase in revenue.

Our EBITDA (loss) margin for the Other segment was  11.0% and  33.5% during Q1 fiscal 2023 and 2022, respectively.

Corporate/Eliminations

Our corporate expenses generally include acquisition-related intangible asset amortization; expenses incurred related to corporate actions; expenditures related to compliance with the Sarbanes-Oxley Act of 2002; non-employee directors' fees; Group CEO and Group CFO compensation costs, certain employee and executive bonuses; legal fees; audit fees; directors and officer's insurance premiums; and elimination entries.

Our corporate expenses for fiscal 2023 increased compared with the prior period due to higher employee costs and an increase in director and officer's insurance premiums.

Cash flow and liquidity

As of September 30, 2022, our cash and cash equivalents were $30.1 million and comprised of U.S. dollar-denominated balances of $9.2 million, ZAR-denominated balances of ZAR 346.8 million ($19.3 million), and other currency deposits, primarily Botswana pula, of $1.7 million, all amounts translated at exchange rates applicable as of September 30, 2022. The decrease in our unrestricted cash balances from June 30, 2022, was primarily due to utilization of cash reserves to fund our Consumer operations and an investment in working capital in our Merchant operations, which was partially offset by the contribution from Connect.

Outlook

While we report our financial results in USD, we measure our operating performance in ZAR, and as such we provide our guidance accordingly.

Q2 2023

We expect the following for Q2 2023:

  Revenue between ZAR 2.0 billion and ZAR 2.3 billion.
  Segment Adjusted EBITDA of between ZAR 157 million and ZAR 164 million.
    Merchant Segment Adjusted EBITDA of between ZAR 145 million and ZAR 150 million.
    Consumer Segment Adjusted EBITDA of between ZAR 12 million and ZAR 14 million.
  Group Costs normalized (previously referred to as Corporate/Eliminations) of approximately ZAR 41 million.
  Adjusted EBITDA of between ZAR 116 million and ZAR 123 million.

FY 2023

For the full year fiscal 2023, we are reaffirming the total Group guidance provided on September 19, 2022, however the segment composition has changed slightly. We expect the following for the year ended June 2023:

  Revenue between ZAR 8.7 billion and ZAR 9.3 billion.
  Segment Adjusted EBITDA of between ZAR 645 million and ZAR 675 million.
    Merchant Segment Adjusted EBITDA of between ZAR 550 million and ZAR 565 million.
    Consumer Segment Adjusted EBITDA of between ZAR 95 million and ZAR 110 million.
  Group Costs normalized expected to be between ZAR 155 million to ZAR 165 million.
  Adjusted EBITDA of between ZAR 480 million and ZAR 525 million.

In providing our fiscal 2023 guidance on September 19, 2022, amounts reported in USD were translated to ZAR using the average rate of exchange, of $1:ZAR 15.50 (as reported in the announcement).

Webcast and Conference Call

Lesaka will host a webcast and conference call to review results on November 9, 2022, at 8:00 a.m. Eastern Time.

The results webcast can be accessed by using the following link: https://url24.top/MeEva

Webcast ID: 838 8768 7101

Participants using the webcast will be able to ask questions by raising their hand and then asking the question "live."

Conference call dial-in:

  US Toll-Free: + 1 312 626 6799 or +1 346 248 7799
  South Africa Toll-Free + 27 87 551 7702

Participants using the conference call dial-in will be unable to ask questions

A replay of the results presentation webcast will be available on the Lesaka investor relations website following the conclusion of the live event.

Use of Non-GAAP Measures

U.S. securities laws require that when we publish any non-GAAP measures, we disclose the reason for using these non-GAAP measures and provide reconciliations to the most directly comparable GAAP measures. The presentation of EBITDA, Normalized EBITDA, fundamental net (loss) income and fundamental (loss) earnings per share and headline (loss) earnings per share are non-GAAP measures.

Operating income before depreciation and amortization and Normalized EBITDA

Operating income before depreciation and amortization is GAAP operating (loss) income adjusted for depreciation and amortization. Normalized EBITDA is earnings before interest, tax, depreciation and amortization (“EBITDA”), adjusted for unusual non-recurring items, costs related to acquisitions and transactions consummated or ultimately not pursued.

Fundamental net loss and fundamental loss per share

Fundamental net loss and loss per share is GAAP net loss and loss per share adjusted for the amortization of acquisition-related intangible assets (net of deferred taxes), stock-based compensation charges, and unusual non-recurring items, including costs related to acquisitions and transactions consummated or ultimately not pursued.

Fundamental net loss and loss per share for fiscal 2023 also includes a net gain on disposal of equity-accounted investments.

Management believes that the EBITDA, Normalized EBITDA, fundamental net (loss) income and (loss) earnings per share metrics enhance its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP operating income and EBITDA and Normalized EBITDA; and GAAP net (loss) income and (loss) earnings per share and fundamental net (loss) income and (loss) earnings per share.

Headline (loss) earnings per share ("H(L)EPS")

The inclusion of H(L)EPS in this press release is a requirement of our listing on the JSE. H(L)EPS basic and diluted is calculated using net (loss) income which has been determined based on GAAP. Accordingly, this may differ to the headline (loss) earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

H(L)EPS basic and diluted is calculated as GAAP net (loss) income adjusted for the impairment losses related to our equity-accounted investments and (profit) loss on sale of property, plant and equipment. Attachment C presents the reconciliation between our net (loss) income used to calculate (loss) earnings per share basic and diluted and H(L)EPS basic and diluted and the calculation of the denominator for headline diluted (loss) earnings per share.

About Lesaka (www.lesakatech.com)

Lesaka Technologies, (Lesaka™) is a South African Fintech company that utilizes its proprietary banking and payment technologies to deliver superior financial services solutions to merchants (B2B) and consumers (B2C) in Southern Africa. Lesaka's mission is to drive true financial inclusion for both merchant and consumer markets through offering affordable financial services to previously underserved sectors of the economy. Lesaka offers cash management solutions, growth capital, card acquiring, bill payment technologies and value-added services to formal and informal retail merchants as well as banking, lending, and insurance solutions to consumers across Southern Africa. The Lesaka journey originally began as "Net1" in 1997 and later rebranded to Lesaka (2022), with the acquisition of Connect. As Lesaka, the business continues to grow its systems and capabilities to deliver meaningful fintech-enabled, innovative solutions for South Africa's merchant and consumer markets.

Lesaka has a primary listing on NASDAQ (NasdaqGS: LSAK) and a secondary listing on the Johannesburg Stock Exchange (JSE: LSK). Visit www.lesakatech.com for additional information about Lesaka Technologies (Lesaka ™).

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “would,” “may,” “will,” “intends,” “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to future financial results and future financing and business opportunities are forward-looking statements. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company's Form 10-K for the fiscal year ended June 30, 2022, as filed with the SEC, as well as other documents we have filed or will file with the SEC. We assume no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

Investor Relations Contact:
Phillipe Welthagen
Email : phillipe.welthagen@lesakatech.com
Mobile: +27 84 512 5393

ICR

Email: LesakaIR@icrinc.com

Media Relations Contact:

Janine Bester Gertzen

Email: Janine@thenielsennetwork.com

LESAKA TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Unaudited
	Three months ended
	September 30,
	2022	2021
	(In thousands)

REVENUE	$124,786	$34,504

EXPENSE

Cost of goods sold, IT processing, servicing and support	100,528	24,207
Selling, general and administration	22,931	20,442
Depreciation and amortization	5,998	895

Transaction costs related to Connect Group acquisition	-	185

OPERATING LOSS	(4,671)	(11,225)

NET GAIN ON DISPOSAL OF EQUITY-ACCOUNTED INVESTMENT	248	-

INTEREST INCOME	411	389

INTEREST EXPENSE	4,036	816

LOSS BEFORE INCOME TAX EXPENSE	(8,048)	(11,652)

INCOME TAX EXPENSE	31	186

NET LOSS BEFORE LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	(8,079)	(11,838)

LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	(2,617)	(1,156)

NET LOSS ATTRIBUTABLE TO LESAKA	(10,696)	(12,994)

Net loss per share, in United States dollars:
Basic loss attributable to Lesaka shareholders	$(0.17)	$(0.23)
Diluted loss attributable to Lesaka shareholders	$(0.17)	$(0.23)

LESAKA TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	Unaudited	(A)
	September 30,	June 30,
	2022	2022
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$30,140	$43,940
Restricted cash	63,231	60,860
Accounts receivable, net of allowance of - September: $272; June: $509 and other receivables	29,356	28,898
Finance loans receivable, net of allowance of - September: $1,780; June: $1,691	33,484	33,892
Inventory	31,164	34,226
Total current assets before settlement assets	187,375	201,816
Settlement assets	16,286	15,916
Total current assets	203,661	217,732

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of - September: $32,987; June: $35,249	24,385	24,599
OPERATING LEASE RIGHT-OF-USE	5,943	7,146
EQUITY-ACCOUNTED INVESTMENTS	5,111	5,861
GOODWILL	147,167	162,657
INTANGIBLE ASSETS, net of accumulated amortization of - September: $20,319; June: $16,390	137,984	156,702
DEFERRED INCOME TAXES	3,685	3,776
OTHER LONG-TERM ASSETS, including reinsurance assets	77,834	78,092
TOTAL ASSETS	605,770	656,565

LIABILITIES
CURRENT LIABILITIES
Short-term credit facilities for ATM funding	57,951	51,338
Short-term credit facilities	11,381	14,880
Accounts payable	19,281	18,572
Other payables	28,426	34,362
Operating lease liability - current	1,772	2,498
Current portion of long-term borrowings	6,365	6,804
Income taxes payable	2,554	2,140
Total current liabilities before settlement obligations	127,730	130,594
Settlement obligations	15,811	15,276
Total current liabilities	143,541	145,870
DEFERRED INCOME TAXES	48,977	54,211
OPERATING LEASE LIABILITY - LONG TERM	4,333	4,827
LONG-TERM BORROWINGS	121,435	134,842
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	2,192	2,466
TOTAL LIABILITIES	320,478	342,216
REDEEMABLE COMMON STOCK	79,429	79,429

EQUITY
LESAKA EQUITY:
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury: September: 62,522,384; June: 62,324,321	83	83
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury: September: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	329,365	327,891
TREASURY SHARES, AT COST: September: 24,926,752; June: 24,891,292	(287,136)	(286,951)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(188,490)	(168,840)
RETAINED EARNINGS	352,041	362,737
TOTAL LESAKA EQUITY	205,863	234,920
NON-CONTROLLING INTEREST	-	-
TOTAL EQUITY	205,863	234,920

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND SHAREHOLDERS' EQUITY	$605,770	$656,565

(A) Derived from audited consolidated financial statements.

LESAKA TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Unaudited
	Three months ended
	September 30,
	2022	2021
	(In thousands)
Cash flows from operating activities
Net loss	$(10,696)	$(12,994)
Depreciation and amortization	5,998	895
Movement in allowance for doubtful accounts receivable	1,049	386
Interest payable	26	11
Fair value adjustment related to financial liabilities	63	(90)
Gain on disposal of equity-accounted investments	(248)	-
Loss from equity-accounted investments	2,617	1,156
Profit on disposal of property, plant and equipment	(208)	(25)
Facility fee amortized	249	-
Stock-based compensation charge	1,462	309
Dividends received from equity accounted investments	21	137
(Increase) Decrease in accounts receivable and finance loans receivable	(6,524)	1,188
(Increase) Decrease in inventory	(279)	1,583
Decrease in accounts payable and other payables	(438)	(431)
Increase in taxes payable	642	294
Decrease in deferred taxes	(1,394)	(367)
Net cash used in operating activities	(7,660)	(7,948)

Cash flows from investing activities
Capital expenditures	(4,501)	(698)
Proceeds from disposal of property, plant and equipment	417	231
Proceeds from disposal of equity-accounted investment	253	-
Proceeds from disposal of equity-accounted investment - Bank Frick	112	-
Loan to equity-accounted investment	(112)	-
Net change in settlement assets	(1,884)	-
Net cash provided by investing activities	(5,715)	(467)

Cash flows from financing activities
Proceeds from bank overdraft	146,068	138,905
Repayment of bank overdraft	(136,922)	(98,908)
Long-term borrowings utilized	1,059	-
Repayment of long-term borrowings	(1,580)	-
Acquisition of treasury stock	(185)
Proceeds from issue of shares	6	-
Net change in settlement obligations	1,987	-
Net cash provided by financing activities	10,433	39,997

Effect of exchange rate changes on cash	(8,487)	(4,926)
Net (decrease) increase in cash, cash equivalents and restricted cash	(11,429)	26,656
Cash, cash equivalents and restricted cash – beginning of period	104,800	223,765
Cash, cash equivalents and restricted cash – end of period	$93,371	$250,421

Lesaka Technologies, Inc.

Attachment A

Operating segment revenue, operating (loss) income and operating (loss) margin:

Three months ended September 30, 2022, and 2021 and June 30, 2022

	Three months ended			Change - actual				Change - constant exchange rate(1)

Key segmental data, in ’000, except margins	Sep 30, 2022	Sep 30, 2021	Jun 30, 2022	Q1 '23 vs Q1 '22		Q1 '23 vs Q4 '22		Q1 '23 vs Q1 '22		Q1 '23 vs Q4 '22
Revenue:
Consumer	$15,004	$17,164	$15,700	(13%	)	(4%	)	2%		5%
Merchant	109,437	17,072	105,714	541%		4%		651%		14%
Other	374	427	475	(12%	)	(21%	)	3%		(13%	)
Subtotal: Operating segments	124,815	34,663	121,889	260%		2%		322%		13%
Intersegment eliminations	(29)	(159)	(100)	(82%	)	(71%	)	(79%	)	(68%	)
Consolidated revenue	$124,786	$34,504	$121,789	262%		2%		324%		13%

Segment Adjusted EBITDA
Consumer(1)	$(1,394)	$(9,356)	$(1,235)	(85%	)	13%		(83%	)	24%
Merchant	7,852	1,932	7,990	306%		(2%	)	376%		8%
Other	41	143	150	(71%	)	(73%	)	(66%	)	(70%	)
Total Segment Adjusted EBITDA	6,499	(7,281)	6,905	nm		(6%	)	nm		4%
Corporate/Eliminations	(2,898)	(1,816)	(8,977)	60%		(68%	)	87%		(64%	)
Subtotal	3,601	(9,097)	(2,072)	nm		nm		nm		nm
Less: Lease adjustments	812	924	1,308	(12%	)	(38%	)	nm		nm
Less: Stock-based compensation charges	1,462	309	1,251	373%		17%		nm		nm
Less: Depreciation and amortization	5,998	895	5,491	570%		9%		nm		nm
Consolidated operating loss	$(4,671)	$(11,225)	$(10,122)	(58%	)	(54%	)	(51%	)	(49%	)

Segment Adjusted EBITDA (loss) margin (%)
Consumer	(9.3% )	(54.5% )	(7.9% )
Merchant	7.2%	11.3%	7.6%
Other	11.0%	33.5%	31.6%
Consolidated EBITDA (loss) margin	(3.7% )	(32.5% )	(8.3% )

(1) - This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during Q1 2023 also prevailed during Q1 2022 and Q4 2022.

Earnings (Loss) from equity-accounted investments:

The table below presents the relative (loss) earnings from our equity-accounted investments:

	Three months ended September 30,
	2022	2021	% change
Finbond	$(2,631)	$(1,156)	128%
Share of net loss	(1,521)	(1,156)	32%
Impairment	(1,110)	-	nm
Other	14	-	nm
Share of net loss	14	-	nm
Loss from equity-accounted investments	$(2,617)	$(1,156)	126%

Lesaka Technologies, Inc.

Attachment B

Reconciliation of GAAP operating loss to EBITDA loss and Normalized EBITDA loss:

Three months ended September 30, 2022 and 2021

	Three months ended September 30,
	2022	2021
Operating loss - GAAP	$(4,671)	$(11,225)

Depreciation and amortization	5,998	895
Operating loss before depreciation and amortization	1,327	(10,330)
Stock-based compensation charges	1,462	309
Non core international - unrealized currency loss	395	-
Transaction costs	203	243
Normalized EBITDA (loss)	$3,387	$(9,778)

Reconciliation of GAAP net loss and loss per share, basic, to fundamental net loss and loss per share, basic:

Three months ended September 30, 2022 and 2021

	Net (loss) income (USD '000)		(L)PS, basic (USD)		Net (loss) income (ZAR '000)		(L)PS, basic (ZAR)

	2022	2021	2022	2021	2022	2021	2022	2021
GAAP	(10,696)	(12,994)	(0.17)	(0.23)	(183,231)	(189,880)	(2.93)	(3.33)

Intangible asset amortization, net	2,828	68			48,432	990
Stock-based compensation charge	1,462	309			25,045	4,515
Impairment of equity method investment	1,110	-			19,015	-
Non core international - unrealized currency loss	395	-			6,767	-
Net gain on sale of equity-accounted investments	(248)	-			(4,248)	-
Transaction costs	203	243			3,478	3,551

Fundamental	(4,946)	(12,374)	(0.08)	(0.22)	(84,742)	(180,824)	(1.36)	(3.17)

Lesaka Technologies, Inc.

Attachment C

Reconciliation of net loss used to calculate loss per share basic and diluted and headline loss per share basic and diluted:

Three months ended September 30, 2022 and 2021

	2022	2021
Net loss (USD'000)	(10,696)	(12,994)
Adjustments:
Impairment of equity method investments	1,110	-
Net gain on sale of equity-accounted investments	(248)	-
Profit on sale of property, plant and equipment	(208)	(25)
Tax effects on above	58	7
Net loss used to calculate headline loss (USD'000)	(9,984)	(13,012)
Weighted average number of shares used to calculate net loss per share basic loss and headline loss per share basic loss ('000)	62,445	56,678
Weighted average number of shares used to calculate net loss per share diluted loss and headline loss per share diluted loss ('000)	62,445	56,809
Headline loss per share:
Basic, in USD	(0.16)	(0.23)
Diluted, in USD	(0.16)	(0.23)

Calculation of the denominator for headline diluted loss per share

	2022	2021
Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	62,445	56,678
Effect of dilutive securities under GAAP	-	131
Denominator for headline diluted loss per share	62,445	56,809

Weighted average number of shares used to calculate headline diluted loss per share represents the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline diluted loss per share because we do not use the two-class method to calculate headline diluted loss per share.